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Exhibit 10.2

RESEARCH AND COMMERCIALIZATION AGREEMENT

        THIS RESEARCH AND COMMERCIALIZATION AGREEMENT (the "Agreement"), effective as of April 6, 2004 (the "Effective Date"), is entered by and between MEDAREX, INC., a New Jersey corporation, with a principal place of business at 707 State Road, Princeton, New Jersey 08540, GENPHARM INTERNATIONAL, INC., a wholly owned subsidiary of Medarex, Inc., (collectively, "Medarex"), and CELLDEX THERAPEUTICS,  INC., a Delaware corporation, with a principal place of business at 519 Route 173 W, Bloomsbury, New Jersey 08804 ("Celldex").

        WHEREAS, Medarex owns or otherwise controls certain technology, including certain patents and know-how, relating to the use of antibodies in connection with the research and development of vaccines;

        WHEREAS, Medarex has determined that this technology and the associated business opportunities are outside of Medarex's core business and, accordingly, can best be exploited through a separate corporate entity;

        WHEREAS, Medarex has caused Celldex to be incorporated for this purpose; and

        WHEREAS, Celldex wishes to acquire from Medarex an option to obtain exclusive commercial licenses under the Medarex Technology (as defined below) for the use of the Medarex Mice (as defined below) to prepare fully human antibodies, and subject to the availability of such license rights with regard to such antibodies, Medarex is willing to grant such licenses, on the terms and conditions herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.     DEFINITIONS

        1.1   "Additional Mice" shall mean (a) the mice developed by Kirin Brewery Company, Ltd. ("Kirin") using certain transchromosomal technology and licensed to Medarex pursuant to the Collaboration and License Agreement between Medarex and Kirin, dated September 4, 2002 (the "Kirin Agreement"), and (b) the mice developed through the crossbreeding of the Medarex Mice with the mice described in clause (a) of this Section 1.1 and licensed to Medarex pursuant to the Kirin Agreement.

        1.2   "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this definition only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person; provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests. For purposes of this Section 1.2, (i) "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government, and (ii) neither Medarex, Celldex nor Genmab A/S shall be deemed to be an "Affiliate" of the other(s).

        1.3   "Antibody" shall mean any fully human antibody, or fragment thereof, with a unique amino acid sequence that has been raised against a Research Antigen. By way of clarification, (i) Antibodies with different amino acid sequences shall be deemed to be different Antibodies, irrespective of whether they bind to the same Research Antigen, and (ii) any single chain antibody that is derived from an Antibody shall be deemed to be the same Antibody as the Antibody from which it is derived.

        1.4   "Antibody Materials" shall mean any and all genes and DNA sequences, including vectors containing same, that code for an Antibody and any hybridoma that produces an Antibody. References in the Agreement to a "Antibody Materials" shall include (a) cells expressing or secreting such Antibody or containing nucleotide sequences (whether coding or non-coding) with respect to the expression of such Antibody, and (b) nucleotide sequences (whether coding or non-coding) with respect to the expression of such Antibody (or a fragment of such entire Antibody containing that portion of such Antibody conferring binding specificity for a Research Antigen).

        1.5   "Antigen" shall mean any protein (including any glyco- or lipo-protein), carbohydrate, compound or other composition, and any fragment, peptide or epitope thereof, that stimulates the production of antibodies.

        1.6   "Approval" shall mean all approvals, licenses, registrations and authorizations of all governmental agencies in a country necessary for the manufacture, use or sale of a Product in the applicable country.

        1.7   "Backup Antibody" shall have the meaning set forth in Section 4.2.1.

        1.8   "Biological License Application" or "BLA" shall mean a Biological License Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, and any corresponding or equivalent foreign application, registration or certification.

        1.9   "Calendar Quarter" shall mean each three-month period commencing January 1, April 1, July 1 or October 1 of each year during the term of this Agreement.

        1.10 "Commercially Reasonable Efforts" shall mean, with respect to a Product, efforts and resources similar to those employed by Celldex to develop, manufacture or market a product of similar market potential at a similar stage in its product life, taking into account for example the establishment of the Product in the marketplace, the competitiveness of alternative products, the likely proprietary position of the Product, the likelihood of regulatory approval for the Product, the potential profitability of the Product and Celldex's resources available. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Product.

        1.11 "Confidential Information" shall mean, subject to the provisions of Article 9 hereof, any information, whether in oral, written, graphic, electronic or tangible form, disclosed by one party to the other hereunder or under any agreement governing the use and disclosure of confidential information entered into by the parties prior to the Effective Date.

        1.12 "Control" or "Controlled" shall mean, with respect to a particular item of information or intellectual property right, (i) that the party owns and has the ability to grant to the other party the licenses to such item provided for herein, without violating the terms of any agreement or other arrangement with any third party, and/or (ii) that the party has a license to such item and has the ability to grant to the other party the licenses to such item provided for herein, without violating the terms of any agreement or other arrangement with any third party.

        1.13 "Cross License Agreement" shall mean that certain Cross License Agreement between and among Medarex, Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P. and Japan Tobacco Inc., dated March 26, 1997.

        1.14 "Exclusive Commercial License" shall have the meaning set forth in Section 4.3.

        1.15 "FDA" shall mean the U.S. Food and Drug Administration and any successor agency thereto.

        1.16 "First Commercial Sale" shall mean, with respect to each Product in each country, the first bona fide commercial sale by Celldex, its Affiliates or Sublicensees of such Product following Marketing Approval in such country; provided, however, that where such first commercial sale has occurred in a country for which government pricing or government reimbursement approval is needed for widespread commercial sale (for clarification, the parties acknowledge that no such approval is currently required in the United States), then such sales shall not be deemed a First Commercial Sale until such pricing or reimbursement approval has been obtained.

        1.17 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or any corresponding or equivalent foreign application, registration or certification.

        1.18 "Licensed Antibody" shall mean an Antibody to which Celldex obtains an Exclusive Commercial License pursuant to Section 4.3.

        1.19 "Marketing Approval" shall mean, with respect to each country of the Territory for a particular Product, approval of the applicable MAA filed in such country by the health regulatory authority in such country that is the counterpart of the FDA. It is understood that Marketing Approval does not necessarily include pricing or reimbursement approval.

        1.20 "Marketing Approval Application" or "MAA" shall mean, on a Product-by-Product basis, a New Drug Application or Biologics License Application as required under the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing in a foreign country.

        1.21 "Medarex Mice" shall mean any of Medarex's immunizable transgenic mice containing unrearranged human immunoglobulin heavy and light chain transgenes, each inserted into mouse chromosomes, but excluding the Additional Mice.

        1.22 "Medarex Technology" shall mean the Medarex Patent Rights and Medarex Know How.

          1.22.1 "Medarex Patent Rights" shall mean all United States and foreign patents (including all reissues, extensions, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) Controlled by Medarex during the term of this Agreement that claim an invention which is necessary or reasonably useful for the use of the Medarex Mice to create Antibodies or to develop, produce, make, have made, import, have imported, use, offer for sale and sell a Licensed Antibody or Product.

          1.22.2 "Medarex Know How" shall mean the Confidential Information Controlled by Medarex during the term of this Agreement that is necessary or reasonably useful to use of the Medarex Mice and/or for the exercise of the Medarex Patent Rights, including without limitation, technical data, protocols and methods. For the avoidance of doubt, the Medarex Know How does not include any Medarex Patent Rights.

        1.23 "Mice Materials" shall mean any parts or derivatives of the Medarex Mice, including without limitation, hybridomas, cells or other biological materials derived directly or indirectly from the Medarex Mice, but excluding all Antibodies and Antibody Materials.

        1.24 "MRC Agreement" shall mean that certain License Agreement among the Medical Research Council, Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggëmann and GenPharm International, Inc., effective October 1, 1993, and any amendments thereto.

        1.25 "Net Sales" shall mean, [*****]

        1.26 "Phase I Clinical Trial" shall mean a human clinical trial, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase I Clinical Trial shall be deemed to have commenced when the first subject in the study has been enrolled.

        1.27 "Phase II Clinical Trial" shall mean a human clinical trial for which a primary endpoint is a preliminary determination of efficacy or dose ranges in patients with the disease being studied as required in 21 C.F.R. §312, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States. Any well-controlled study intended to provide the substantial

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evidence of efficacy necessary to support the filing of an approvable MAA (such as a combined Phase II Clinical Trial/ Phase III Clinical Trial, or any Phase III Clinical Trial in lieu of a Phase II Clinical Trial) (a "Pivotal Study") shall automatically be deemed to have reached Phase II status. A Phase II Clinical Trial shall be deemed to have commenced when the first subject in the study has been enrolled.

        1.28 "Phase III Clinical Trial" shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase III Clinical Trial shall also include any other human clinical trial intended as a Pivotal Study, whether or not such study is a traditional Phase III Clinical Trial. A Phase III Clinical Trial shall be deemed to have commenced when the first patient has been enrolled in a Pivotal Study.

        1.29 "Product" shall mean any composition or formulation incorporating one or more Licensed Antibodies.

        1.30 "Research Antigen" shall mean a protein, peptide, carbohydrate, chemical entity, compound or other composition, and/or any fragment, peptide or epitope thereof, used by Celldex, or by Medarex on behalf of Celldex, to immunize the Medarex Mice in connection with the Research Program and with respect to which Celldex obtains a Research License pursuant to Section 3.1 and which is thereafter listed in Exhibit A hereto, which Exhibit may be amended from time to time by the mutual agreement of the parties; provided, however, that the antigen, [*****] shall in no event be a Research Antigen.

        1.31 "Research License" shall mean the nonexclusive research license with regard to a particular Research Antigen granted by Medarex to Celldex pursuant to Section 3.1.

        1.32 "Research License Period" shall mean, on a Research Antigen-by-Research Antigen basis, the period commencing on the date that Medarex notifies Celldex of the availability of an antigen pursuant to Section 3.2 (the "Notification Date"), and ending on the earlier of (i) twelve (12) months after the Notification Date, or if extended pursuant to Section 3.4.2, the expiration of any such extension(s), or (ii) when Celldex has taken an Exclusive Commercial License with respect to the particular Research Antigen pursuant to Section 4.3, or (iii) the termination of the Agreement.

        1.33 "Research Program" shall mean (i) the immunization of Mice conducted by Celldex or, as applicable, by Medarex on behalf of Celldex pursuant to Section 2.2, during the Research License Period, and (ii) the evaluation of Antibodies conducted by Celldex with respect to specific Research Antigens during the applicable Research License Periods, each in connection with Celldex's assessment of the usefulness of the Medarex Mice to produce Antibodies and the evaluation of the Antibodies themselves as potential Licensed Antibodies, for the purpose of determining whether Celldex wishes to obtain Exclusive Commercial Licenses to such Antibodies.

        1.34 "Sublicensee" shall mean a third party to whom Celldex has granted a license or sublicense, as the case may be, pursuant to Section 4.3.2, to develop, make, have made, import, use, sell, offer for sale or otherwise exploit Products.

        1.35 "Territory" shall mean all countries of the world.

2.     RESEARCH PROGRAM

        2.1    Research Program.    Medarex shall provide, as reasonably requested by Celldex and pursuant to the terms of this Agreement, Medarex Mice to Celldex to allow Celldex to immunize Medarex Mice against Research Antigens during the applicable Research License Period(s), for the purpose of determining whether Celldex wishes to obtain an Exclusive Commercial License with regard to one or more specific Antibodies pursuant to Section 4.3. Celldex agrees that during any applicable Research

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

License Period(s), the Medarex Mice will be used solely for the purpose of conducting research under the Research Program and for no other purpose. Ownership of Medarex Mice and Mice Materials shall be as set forth in Article 11.

        2.2    Immunization.    For purposes of the Research Program, Celldex has the option, as to each Research Antigen, either to perform immunizations, derive hybridomas and characterize Antibodies with respect to such Research Antigen, or to request that Medarex perform the immunizations, derive hybridomas and perform characterizations of Antibodies with respect to such Research Antigen. In the event Celldex requests that Medarex perform the immunization for a given Research Antigen, Celldex shall supply all Research Antigen needed by Medarex for such purpose and shall pay Medarex the amounts set forth in Section 5.1. Medarex's obligation to perform such immunizations is conditioned upon the receipt by Medarex from Celldex of Research Antigen of sufficient quantity and quality for such purpose. Medarex shall not use Research Antigen provided by Celldex for any purpose other than immunization of Medarex Mice for the benefit of Celldex.

        2.3    Reasonable Efforts.    In the event that Celldex requests Medarex to perform immunizations pursuant to Section 2.2, Medarex shall use reasonable efforts to conduct requested immunizations and characterizations of Antibodies and agrees to use reasonable efforts to commit the personnel, facilities and other resources reasonably necessary to perform the immunizations; provided, however, Medarex does not warrant that the immunizations shall result in the identification of any Antibody suitable for development as a Product.

        2.4    Limited Use.

          2.4.1 Celldex shall only grant access to the Medarex Mice to those of its employees who require such access for the performance of this Agreement. Celldex shall not breed the Medarex Mice, use them for any purpose other than the conduct of the Research Program, or transfer them to any other person or entity or to any place other than Celldex facilities without the prior written approval of Medarex. Celldex shall not make any effort, directly or indirectly, to clone or otherwise reproduce the Mice by any means, sexual or asexual.

          2.4.2 (a) In the event that Celldex uses the Medarex Mice for any purpose not permitted under this Agreement, in addition to any other remedies Medarex may have, Medarex may cause Celldex to (i) assign to Medarex all right, title, and interest to all intellectual property arising from such use, (ii) in a reasonably timely manner execute those documents, as requested by Medarex, necessary to document and/or perfect the assignment of such intellectual property, and (iii) transfer ownership and possession to Medarex of any and all Antibodies and Antibody Materials produced, generated or derived by Celldex in the course of such non-permitted use.

          (b)   In the event that Medarex uses Research Antigen provided by Celldex for any purpose not permitted under this Agreement, in addition to any other remedies Celldex may have, Celldex may cause Medarex to (i) assign to Celldex all right, title, and interest to all intellectual property arising from such use, (ii) in a reasonably timely manner execute those documents, as requested by Celldex, necessary to document and/or perfect the assignment of such intellectual property, and (iii) transfer ownership and possession to Celldex of any and all Antibodies and Antibody Materials produced, generated or derived by Medarex in the course of such non-permitted use.

        2.5    Care in Use of Medarex Mice.    It is understood and agreed that the Medarex Mice are experimental in nature and may have unknown characteristics, and Celldex therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of the Medarex Mice, and to maintain the Medarex Mice under suitable containment conditions in compliance with all applicable national, state and local laws, regulations, rules and ordinances.

        2.6    Records.    Celldex shall prepare and maintain complete and accurate written records of all uses made of the Medarex Mice and the Mice Materials, and copies of such records will be furnished to Medarex, upon Medarex's written request; provided, however, that Medarex shall maintain such records and the information contained therein in strict confidence in accordance with Article 9 hereof, and shall not use such records or information except to the extent permitted by this Agreement. In the event that Medarex performs immunizations of the Medarex Mice on behalf of Celldex pursuant to Section 2.2, Medarex shall prepare and maintain complete and accurate written records with respect to such immunizations and copies of such records will be furnished to Celldex, upon Celldex's written request; provided, however, that Celldex shall maintain such records and the information contained therein in strict confidence in accordance with Article 9 hereof, and shall not use such records or information except to the extent permitted by this Agreement

        2.7    Termination of Research Program.

          2.7.1    Termination by Celldex.    Should Celldex elect to terminate the Research Program for all Research Antigens without obtaining an Exclusive Commercial License pursuant to Section 4.3, this Agreement shall immediately terminate, in accordance with the terms of Section 13.4, upon thirty (30) days from the date of Medarex's receipt of written notice from Celldex of such election.

          2.7.2    Expiration of the Research Program.    In the event that Celldex has not obtained at least one (1) Research License by the second anniversary of the Effective Date, or thereafter does not have a Research License or Exclusive Commercial License in effect for any six (6) month period, the Research Program shall expire, and, unless the parties mutually agree otherwise, this Agreement shall automatically terminate as of such date in accordance with the terms of Section 13.4. In the event that Celldex has obtained at least one (1) Research License by the second anniversary of the Effective Date but has not exercised its option to take an Exclusive Commercial License by the end of the last Research License Period, this Agreement shall automatically terminate, in accordance with the terms of Section 13.4, as of the end of the last Research License Period.

3.     RESEARCH LICENSES

        3.1    Research Licenses for Each Research Antigen.    At any time commencing upon the Effective Date and ending on the fifth anniversary of the Effective Date, on a Research Antigen-by-Research Antigen basis, commencing on the date that Medarex has notified Celldex that a particular Antigen is available for licensing to Celldex pursuant to Section 3.2 below, Medarex shall grant, and does hereby grant, to Celldex a non-exclusive, non-sublicenseable, non-transferable license under the Medarex Technology and Medarex's rights in the Medarex Mice, during the Research License Period applicable to such Research Antigen, to immunize the Medarex Mice to raise Antibodies against such Antigen, which Antigen shall be deemed a Research Antigen subsequent to such grant, and to further evaluate whether Celldex wishes to acquire an Exclusive Commercial License(s) with respect to any such Antibody(ies). The parties shall thereupon amend Exhibit A to add such Research Antigen thereto. Upon expiration of the Research License Period for a given Research Antigen, the applicable Research License shall terminate. Celldex shall be entitled to obtain five (5) Research Licenses during the term of Agreement. Medarex hereby grants to Celldex a non-exclusive, non-sublicenseable, non-transferable license under the Medarex Technology and Medarex's rights in the Medarex Mice, to immunize the Medarex Mice to raise Antibodies against the [*****] during the Research License Period applicable to such Research Antigen, which Research Antigen is included on Exhibit A hereto. For the avoidance of doubt, the Research License granted hereunder with respect to the [*****] is deemed to be one of the five (5) such Research Licenses available to Celldex under this Agreement.

        3.2    Antigen Availability for Research Use.    For each Antigen for which Celldex desires to obtain a Research License pursuant to Section 3.1, Celldex shall provide Medarex with a written description of such Antigen. Each such Antigen shall be a specific molecular target or biochemical entity, such as defined proteins or polypeptides (including glyco- or lipo-proteins or carbohydrates) and the parties

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shall agree on a written description of such Antigen, which description shall include, where possible, a GenBank accession number. Within thirty (30) business days following receipt of notice from Celldex regarding its desire to obtain a Research License with regard to a particular Antigen hereunder, Medarex will notify Celldex whether the rights requested by Celldex are available for licensing to Celldex. It is understood and agreed that an Antigen may not be available for Celldex for a Research License if: (i) Medarex is actively engaged in discussions with a third party with regard to exclusive rights with respect to such Antigen and antibodies thereto, or (ii) Medarex has previously granted a third party rights with respect to such Antigen and/or antibodies relating thereto that would preclude Medarex from granting the rights contained herein to Celldex, or (iii) Medarex has initiated an active program of research, development or commercialization with respect to such Antigen or antibodies thereto or has an intent to initiate an active program with regard to such Antigen or antibodies thereto as shown by written records that predate Celldex's written request. If Medarex notifies Celldex that a particular Antigen requested by Celldex pursuant to this Section 3.2 is (i) available for use in the Research Program, such Antigen shall be a Research Antigen as set forth in Section 3.1, shall thereupon be added to Exhibit A and shall count against the total of five (5) such Research Licenses available to Celldex pursuant to Section 3.1; and (ii) not available for use in the Research Program, such Antigen shall not be a Research Antigen and shall not be counted against the total of five (5) such Research Licenses available to Celldex pursuant to Section 3.1.

        3.3    Research License Fee.    The parties acknowledge and agree that Celldex shall not owe any payment for the initial twelve (12) months of a Research License Period with respect to each Research Antigen. For each extension of such Research License Period hereunder, within thirty (30) days of providing written notice to Medarex of Celldex's desire to extend the Research License Period with respect to a Research Antigen, Celldex shall pay the amount set forth in Section 5.2

        3.4    Research License Period.

          3.4.1    Initial Period.    The initial Research License Period for a particular Research Antigen shall commence on the date that Medarex notifies Celldex that a particular Research Antigen is available for licensing by Celldex pursuant to Section 3.2 and shall expire twelve (12) months later.

          3.4.2    Extension of Research License Period.    On a Research Antigen-by-Research Antigen basis, Celldex will have the option to extend the term of the Research License Period and the corresponding Research License, for up to two (2) additional twelve (12) month periods for a total Research License Period of thirty-six (36) months, by providing Medarex written notice at least sixty (60) days before the end of the applicable Research License Period and paying to Medarex the Research License Period extension fee as described in Sections 3.3 and 5.2. Upon receipt of the other party's written permission, such permission not to be unreasonably withheld, a party shall be entitled to make a press release announcing each such extension of the Research License Period following receipt of Celldex's notice of its wish to extend the Research License Period.

        3.5    Destruction of Medarex Mice, Mice Materials, Antibodies and Antibody Materials; Covenant.    If Celldex does not enter into an Exclusive Commercial License for an Antibody against a given Research Antigen under Section 4.3 by the end of the applicable Research License Period:

          3.5.1 Within fifteen (15) days of the end of the applicable Research License Period, Celldex shall destroy all Medarex Mice immunized with such Research Antigen and all Mice Materials derived from such Medarex Mice, and all Antibodies and Antibody Materials obtained through use of such Medarex Mice with respect to such Research Antigen, and promptly after such destruction an officer of Celldex shall provide Medarex with written certification thereof; and

          3.5.2 In the event Celldex has filed patent applications disclosing or claiming inventions comprising Antibodies or Antibody Materials or making or using thereof, obtained through the use of Medarex Mice and/or Mice Materials, with respect to such Research Antigen, Celldex covenants that it shall, at its election, either abandon, or assign to Medarex, such patents or patent applications. Notwithstanding the foregoing, if Celldex intends to abandon such patents or patent applications and such patents or patent applications, or any scientific articles relating thereto, have been or will be, published, then in lieu of such abandonment, Celldex shall assign to Medarex such patents or patent applications. In the event Celldex is to assign such patents or patent applications to Medarex, Celldex shall execute those documents, as requested by Medarex, necessary to document and/or perfect the assignment of such patents and/or patent applications, and upon the completion of such assignment, Celldex shall provide to Medarex a detailed invoice showing all costs incurred by Celldex in prosecuting and maintaining such patent applications and patents prior to the date of such assignment. Within sixty (60) days of receiving such detailed invoice, Medarex shall reimburse Celldex for such costs. Notwithstanding the foregoing, Celldex shall retain an irrevocable, royalty-free, worldwide, nonexclusive license, without a right to sublicense, assign or otherwise transfer such license, from Medarex under such patents and patent applications, and any foreign equivalents, divisionals, continuations, CIPs, reissues and reexaminations thereof, and patents issuing therefrom, to discover, develop and commercialize any and all antibodies against such Research Antigen, which antibodies are identified using technology other than Medarex Technology and/or Medarex Mice, Mice Materials, Antibodies or Antibody Materials. It is understood and agreed that Celldex shall not be obligated to assign to Medarex patent rights in any inventions that consist solely of the compositions of such Research Antigen itself.

        3.6    Termination of Specific Research License.    Celldex may terminate the Research License for any Research Antigen at any time by giving written notice to Medarex. Upon expiration of the Research License Period for a Research Antigen, the corresponding Research License granted hereunder shall expire. Following the termination or expiration of the applicable Research License, Celldex shall have no further license rights under the Medarex Technology with respect to the Research Antigen and any Antibodies against such Research Antigen, and the terms of Section 3.5 shall apply.

4.     OPTIONS; COMMERCIAL LICENSES

        4.1    Option for Exclusive Commercial Licenses.

          4.1.1 Subject to the availability of a particular Antibody(ies) to a Research Antigen for exclusive licensing by Celldex pursuant to Section 4.2, during the term of the applicable Research License Period, Celldex shall have a non-exclusive option to obtain an Exclusive Commercial License as set forth in Section 4.3. The option granted under this Section 4.1.1 shall terminate at the end of the Research License Period for the applicable Research Antigen.

          4.1.2 In no event will Celldex initiate any human clinical trials with respect to, nor file an IND on, a Product containing an Antibody without first obtaining an Exclusive Commercial License with respect to such Antibody pursuant to the procedures set forth in Sections 4.1, 4.2 and 4.3.

          4.1.3 Celldex covenants that it shall not commercialize any Antibody and/or Antibody Materials obtained through the Research Program with respect to a Research Antigen without obtaining an Exclusive Commercial License with respect to such Antibody or Antibody Materials under Section 4.3.

        4.2    Antibody Availability for Commercial Use.

          4.2.1    Antibody, Backup Antibody and Antigen Identification.    At any time during the Research License Period with respect to a particular Research Antigen, Celldex may provide written notice to Medarex that it wishes to acquire an Exclusive Commercial License to an Antibody raised against such Research Antigen and to Products containing such Antibody. In such written notice, Celldex shall provide the amino acid sequence for the Antibody and the genetic sequence for the Research Antigen that it was raised against. In such written notice, Celldex shall have the right to identify up to two (2) additional Antibodies raised against such Antigen to be named as "Backup Antibodies" with respect to the individual Antibody, if any, to which Celldex obtains an Exclusive Commercial License hereunder. In such notice, Celldex shall provide the amino acid sequence for such Backup Antibody(ies).

          4.2.2    Notice of Availability.    Within thirty (30) business days following receipt of notice provided pursuant to Section 4.2.1 with respect to an Antibody (or Backup Antibody(ies)), subject to Section 4.2.4, Medarex will notify Celldex whether the rights requested by Celldex with respect to such Antibody(ies) (or Backup Antibody(ies)) are available for licensing to Celldex.

          4.2.3    License Fee.    If Medarex notifies Celldex, pursuant to Section 4.2.2, that an Exclusive Commercial License is available with respect to a given Antibody (or Backup Antibody(ies)) as requested by Celldex under Section 4.2.1, within fifteen (15) business days of Medarex's notice of such availability, Celldex shall pay to Medarex the Exclusive Commercial License fee due pursuant to Section 5.3 with respect to such Exclusive Commercial License.

          4.2.4    Unavailability.    It is understood and agreed that Celldex may be unable to receive an Exclusive Commercial License to an Antibody (or Backup Antibody(ies)) if, prior to Celldex's request for an Exclusive Commercial License pursuant to Section 4.2.1, Medarex has granted rights to a third party to an antibody with the same amino acid sequence as the Antibody (or the Backup Antibody(ies)). It is further understood and agreed that any Exclusive Commercial License granted to Celldex shall be subject to any rights then in effect granted by Medarex to one or more third parties with respect to the applicable Research Antigen and any antibodies related thereto.

        4.3    Exclusive Commercial License.

          4.3.1    Grant.    If Celldex elects to exercise its option to acquire an Exclusive Commercial License with respect to a particular Antibody pursuant to Section 4.1, and Medarex informs Celldex that such Antibody is available for licensing pursuant to Section 4.2, and Celldex pays the Exclusive Commercial License fee pursuant to Section 5.3, then subject to the terms and conditions of this Agreement, and commencing as of the date Medarex has both (i) so informed Celldex and (ii) received from Celldex such fee, Medarex is automatically deemed to grant, and in such event hereby grants, to Celldex, on an Antibody-by-Antibody basis, a worldwide, exclusive (even as to Medarex), non-transferable, royalty-bearing license under the Medarex Technology and Medarex's rights in the Medarex Mice, with the right to sublicense as permitted in Section 4.3.2, to use the Medarex Mice to develop, make, have made, import, have imported, use, offer for sale and sell such Antibody, which license is non-exclusive with respect to a Research Antigen and exclusive with respect to the specific Antibody (which Antibody shall be deemed a Licensed Antibody for all purposes hereunder) (an "Exclusive Commercial License").

          Medarex covenants that, upon informing Celldex that an Antibody (or Backup Antibody(ies)) is available for exclusive commercial licensing pursuant to Section 4.2.2, Medarex shall not license to any third party any rights to make, have made, import, have imported, use, offer for sale or sell Products containing such Antibody (or Backup Antibody(ies)) against such Research Antigen raised using the Medarex Mice; provided however, if Celldex fails to pay the commercial license fee due pursuant to Section 5.3 with respect to such Antibody, such covenant shall thereafter immediately terminate. The parties acknowledge and agree that any Exclusive Commercial Licenses granted hereunder shall be subject to the terms and conditions of the Cross License Agreement.

          In the event that the development of a Licensed Antibody is terminated by Celldex for any reason, but Celldex does not wish to terminate the Exclusive Commercial License with respect to such Licensed Antibody pursuant to Section 4.3.3, then Celldex may, at its sole discretion and without payment of any additional license fee, designate as the Licensed Antibody one (1) of the two (2) Backup Antibodies previously determined to be available pursuant to Section 4.2. Thereafter, the remaining Backup Antibody shall continue to be a Backup Antibody. Further, with respect to the development of the newly designated Licensed Antibody (that had previously been a Backup Antibody), Celldex [*****] to Medarex with respect to such newly designated Licensed Antibody that Celldex [*****] pursuant to Section 5.4 with respect to the replaced Licensed Antibody.

          4.3.2    Sublicenses.

            (a)   Subject to Section 4.3.2(b), Celldex may grant sublicenses under the Medarex Technology to the extent necessary to develop, make, have made, import, use, offer for sale and sell Products; provided, however, within ten (10) days of the date any such sublicense is executed, Celldex shall provide Medarex with at least the following information with respect to each such Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Product and the rights being granted to the Sublicensee; and (iii) the territory in which the Product will be sold. Each sublicense granted by Celldex shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto, and Celldex shall remain responsible to Medarex for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.

            (b)   The parties recognize that according to the provisions of the Cross License Agreement relating to the Medarex Technology, Medarex may not grant Celldex the right to directly grant sublicenses under certain Medarex Technology that is covered by the Cross License Agreement to sell, lease, and offer for sale or lease Products. So long as such provisions are in effect, if Celldex grants or desires to grant a sublicense to a particular Sublicensee under the Medarex Technology pursuant to Section 4.3.2(a) to sell, lease, and offer for sale or lease a particular Product, then Medarex shall enter into an agreement with such Sublicensee which grants a direct license to such Sublicensee under such of the Medarex Technology that is covered by the Cross License Agreement to sell, lease, and offer for sale or lease such Product on the same terms and conditions as the sublicense granted by or desired to be granted by Celldex to such Sublicensee ("Direct Sublicense Agreement"); provided, each such Direct Sublicense Agreement granted by Medarex shall: (i) be consistent with all the terms and conditions of this Agreement; (ii) provide that all performance obligations of such Sublicensee, including without limitation, with respect to development and commercialization of Products and payment of amounts owing under the sublicense granted to such Sublicensee by Celldex, shall be owed to Celldex and not to Medarex; (iii) not conflict with any of the rights granted under this Agreement; (iv) provide that Celldex is a third party beneficiary under such Direct Sublicense Agreement, with the right, at Celldex's expense, to enforce the terms and conditions of such Direct Sublicense Agreement against such Sublicensee, including the right to collect all monies due to Celldex from such Sublicensee under such Direct Sublicense Agreement; and (v) be subject to Celldex's approval, such approval not to be unreasonably withheld. Further, it is understood and agreed by Celldex that, in such sublicense granted by Celldex to such Sublicensee, Celldex shall make the rights related to such certain Medarex Technology granted by Medarex to Celldex under Section 4.3 subordinate to such direct license granted by Medarex to such Sublicensee, such that the rights granted by Medarex to Celldex under Section 4.3.1 shall not be in conflict with the rights granted to such Sublicensee by Medarex under this Section 4.3.2(b).

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          4.3.3    Termination of Exclusive Commercial License.

            (a)   Termination.    Celldex may terminate the Exclusive Commercial License with respect to any particular Licensed Antibody at any time with immediate effect by giving written notice to Medarex. Following the termination of the applicable Exclusive Commercial License, Celldex shall have no further license rights under the Medarex Technology with respect to the Antibody that was the subject of such Exclusive Commercial License. Within thirty (30) days after termination of the Exclusive Commercial License with respect to a specific Licensed Antibody, Celldex shall destroy any and all Medarex Mice immunized with the given Research Antigen, Mice Materials derived from such Medarex Mice, and any and all Antibodies, Antibody Materials and Products obtained through the use of such Medarex Mice, with respect to such Research Antigen.

            (b)   Covenants.    Upon termination of an Exclusive Commercial License with respect to a particular Licensed Antibody to a given Research Antigen, in the event that Celldex has filed any patent applications disclosing or claiming Antibodies and Antibody Materials, or the making or using thereof, obtained through the use of Medarex Mice and/or Mice Materials with respect to such Research Antigen, Celldex covenants that it shall, at its election, either abandon, or assign to Medarex, such patents or patent applications. In addition, Celldex covenants it shall not commercialize any Antibody and/or Antibody Materials obtained through the use of such Medarex Mice and/or Mice Materials with respect to such Research Antigen. Notwithstanding the foregoing, if Celldex intends to abandon any such patents or patent applications and such patents or patent applications, or any scientific articles relating thereto, have been or will be published, then in lieu of such abandonment, Celldex shall assign to Medarex such patents or patent applications. In the event Celldex is to assign such patents or patent applications to Medarex, Celldex shall execute those documents, as requested by Medarex, necessary to document and/or perfect the assignment of such patents and/or patent applications, and upon the completion of such assignment, Celldex shall provide to Medarex a detailed invoice showing all costs incurred by Celldex in prosecuting and maintaining such patent applications and patents prior to the date of such assignment. Within sixty (60) days of receiving such detailed invoice, Medarex shall reimburse Celldex for such costs. It is understood and agreed that Celldex shall not be obligated to assign to Medarex patent rights in any inventions that consist solely of the compositions of such Research Antigen itself. Notwithstanding the foregoing, Celldex shall retain an irrevocable, royalty-free, worldwide, nonexclusive license, without a right to sublicense, assign or otherwise transfer such license, from Medarex under such patents and patent applications, and any foreign equivalents, divisionals, continuations, CIPs, reissues and reexaminations thereof, and patents issuing therefrom, to discover, develop and commercialize any and all antibodies against such Research Antigen, which antibodies are identified using technology other than Medarex Technology and/or Medarex Mice, Mice Materials, Antibodies or Antibody Materials.

          4.3.4    Existing Grants.    Celldex acknowledges and agrees that: (a) pursuant to the Cross License Agreement, Medarex has granted a non-exclusive license under certain Medarex Patent Rights to develop and commercialize antibody products with respect to antigens, including Research Antigens, in the Territory; and (b) pursuant to certain existing agreements with third parties, Medarex has granted exclusive rights under the Medarex Technology to develop antibody product(s) with respect to antigens other than Research Antigens, which antibody product(s) could comprise the same antibody(ies) as a Licensed Antibody(ies).

        4.4    Use of Medarex Mice.    Any use of the Medarex Mice by Celldex or its Affiliates pursuant to a license granted pursuant to Section 4.3 shall be subject to the provisions of Sections 2.4, 2.5, 2.6, 11.1 and 11.2.

5.    CONSIDERATION

        5.1    Immunization Fees.    If Celldex elects to have Medarex perform immunizations and characterizations of the Antibodies for the Research Program pursuant to Section 2.2, Celldex shall pay to Medarex a non-refundable, non-creditable immunization fee [*****] for the performance of such activities per calendar quarter per Research Antigen. Any payments hereunder shall be due concurrently with Celldex's notice to Medarex that Celldex wishes Medarex to perform such immunization.

        5.2    Research License Fee; Research License Period Extension Fee.    If Celldex elects to obtain a Research License from Medarex pursuant to Section 3.1 with respect to a particular Antigen, there shall be no license fee for the initial Research License Period for such Antigen. If Celldex elects to extend the Research License Period for a particular Research Antigen pursuant to Section 3.4.2, then concurrently with its notice that Celldex wishes to extend the Research License Period for such Research Antigen, Celldex shall pay to Medarex a non-refundable, non-creditable license fee of [*****] for each twelve (12) month extension.

        5.3    Exclusive Commercial License Fees.    If Medarex notifies Celldex pursuant to Section 4.2.2 that an Exclusive Commercial License is available with respect to an Antibody (or Backup Antibody(ies)), and Celldex wishes to exercise its option for an Exclusive Commercial License pursuant to Section 4.1.1 with respect to such Antibody (or Backup Antibody(ies)), then Celldex shall pay to Medarex a non-refundable, non-creditable license fee of [*****] for such Exclusive Commercial License within five (5) business days of such notification or exercise. Each time Celldex obtains a new Exclusive Commercial License pursuant to Section 4.3, a new non-refundable, non-creditable license fee of [*****] shall be due pursuant to this Section. For avoidance of doubt, [*****] shall be due under this Section 5.3 for, collectively, any one Antibody and the two Backup Antibodies relating thereto identified pursuant to Section 4.2.1, and [*****] will be payable hereunder in the event Celldex exercises its rights to substitute a Backup Antibody for an Antibody, or a second Backup Antibody for the first Backup Antibody as permitted under Section 4.3.1.

        5.4    Milestone Payments.

          5.4.1    Milestones.    Within thirty (30) days following the occurrence of the relevant events specified below, on a Product-by-Product basis, with respect to each Product subject to an Exclusive Commercial License, Celldex shall pay to Medarex the following amounts:

Milestone		1st Product	2nd Product	3rd and Subsequent Products
1.	Upon filing of IND or equivalent	[*****]
2.	Upon enrollment of the first patient in Phase II Clinical Trial
3.	Upon enrollment of the first patient in Phase III Clinical Trial
4.	Upon filing of the first BLA, or equivalent
5.	Upon approval of the first BLA, or equivalent
6.	Upon approval of the first BLA, or equivalent, in a second jurisdiction

TOTALS

          In the event a Product achieves Milestone #3, but has not, based on the definitions set forth in Article 1, achieved Milestone #2, the payment associated with Milestone #2 for such Product

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

shall nevertheless be due at the same time the payment is due for such Product with respect to Milestone #3.

          In the event a Product achieves Milestone #4, but has not, based on the definitions set forth in Article 1, achieved Milestone #2 and/or Milestone #3, the payment(s) associated with Milestone #2 and/or Milestone #3 for such Product, as applicable, shall nevertheless be due at the same time the payment is due for such Product with respect to Milestone #4.

          5.4.2    Backup Products.    The payments set forth in Section 5.4.1 above shall be made with respect to each Product; provided, however, if Celldex ceases all clinical development of a particular Product prior to receiving Approval for such Product but after having made one or more milestone payments with respect to such Product under Section 5.4.1 (a "Discontinued Product"), there shall be [*****] due upon the accomplishment of that same milestone, or those same milestones, with respect to the next Product with specificity for the same Research Antigen as the Discontinued Product (the "Backup Product"). When milestones are achieved with respect to any Backup Product that were not previously paid with respect to a corresponding Discontinued Product, such milestone payments shall be [*****]

          5.4.3    Subsequent Products.    References under Section 5.4.1 to milestones with regard to the "first Product," "second Product," and "third and subsequent Products" indicate the order in which the milestones are reached by the Products being developed by Celldex and do not necessarily indicate that the initial Product developed by Celldex will meet all of the "first Product" milestones. The milestones payable under Section 5.4.1 shall be paid with respect to the first Product that reaches the applicable milestone, whether or not such Product was the first Product to meet the previous milestones, and the milestones payable for the second Product under Section 5.4.1 shall be paid with respect to the second Product that reaches the applicable milestone, whether or not such Product was the second Product to meet the previous milestones. For example, if a second Product receives approval of a BLA or equivalent before the first Product reaches that milestone, then a $2 million milestone would be payable to Medarex with respect to such approval of the second Product even if the first Product reached the milestone for the Phase III Clinical Trial first.

          5.4.4    Multiple Products to the Same Research Antigen.    If, following Approval of a first Product against a given Research Antigen, a second or subsequent Product against such Research Antigen is developed and/or commercialized, further full sets of milestone payments as set forth in Section 5.4.1 will become due (except as provided in Section 5.4.2), and will be payable at the time(s) of achievement of such milestones by each such Product. However, it is understood and agreed that such milestones will not be due for a particular Product for Approval(s) for additional indications with regard to such Product for which the milestones in Section 5.4.1 were previously paid.

          5.4.5    Reports.    Except as set forth in Section 8.4, within fifteen (15) days of the occurrence of any event which would trigger a milestone payment according to this Section 5.4, Celldex shall provide notice to Medarex of such occurrence.

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        5.5    Royalties.

          5.5.1    Royalty on Net Sales.    In partial consideration for any Exclusive Commercial License granted by Medarex, Celldex shall pay to Medarex a royalty on annual (based on a calendar year) aggregate worldwide Net Sales of Products on a Product-by-Product basis as follows:

	Annual Net Sales per Product	Royalty Rate
Portion of Annual Net Sales	[*****]
Portion of Annual Net Sales
Portion of Annual Net Sales

          5.5.2    Royalty Rates and Term.    With respect to the royalty rates for Products, the parties acknowledge and agree that the patent rights and know-how licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to sales of such Products, which rates could be applied separately to Products involving the exercise of such patent rights and/or the incorporation of such know-how, and that if such royalties were calculated separately, royalties relating to patent rights and royalties relating to know-how would last for different terms. The parties have determined in light of such considerations and for reasons of convenience that blended royalty rates for the patent rights and the know-how licensed hereunder will apply during a single royalty term (which blended royalty rates would be advantageous to both parties). Consequently, the parties have agreed to adopt the royalty rates set forth in Section 5.5.1 hereof. The royalties due pursuant to Section 5.5.1 shall be payable on a country-by-country and Product-by-Product basis until the date which is the later of: (i) the expiration of the last to expire of the patents within the Medarex Patent Rights covering the Product in each country of manufacture or sale of such Product (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries), and (ii) the tenth anniversary of the First Commercial Sale of such Product in such country. Upon expiration of the royalty term with respect to a Product in a country (other than as a result of the early termination of this Agreement), and payment to Medarex of all amounts due under this Agreement with respect to such Product in such country, the applicable grants under Article 4 with respect to such Product in such country shall become non-exclusive and fully paid-up.

          5.5.3    Third Party Royalties.

            (a)   Celldex shall be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties under license agreements for intellectual property licensed to Celldex by a third party that is required to make, have made, use, sell, offer for sale and import Products using the licensed Medarex Technology, including without limitation, the payment to the Medical Research Council ("MRC") of any royalties due the MRC pursuant to the MRC Agreement; provided, however, that Celldex's responsibility with respect to the royalties due to MRC shall be limited to such royalty rate in effect as of the Effective Date or any reduction in such royalty rate thereafter.

            (b)   In the event Medarex acquires rights to additional intellectual property relating to the Medarex Mice controlled by a third party pursuant to an agreement that requires no payments to such third party and that permits Medarex to include such intellectual property in this Agreement, such intellectual property shall be included in this Agreement at no additional charge to Celldex. In the event Medarex acquires rights to additional intellectual property relating to the Medarex Mice controlled by a third party pursuant to an agreement that requires payments to such third party and that permits Medarex to include such intellectual

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

property in this Agreement, Celldex and Medarex shall negotiate in good faith the terms under which such intellectual property shall be included in this Agreement, including without limitation, additional payments to be made by Celldex for the right to use such intellectual property. In the event Celldex and Medarex are unable to agree on such terms, then the subject matter of such intellectual property shall not be included within the definition of Medarex Technology, and Celldex shall have no license or rights with respect to such intellectual property.

6.    PAYMENTS

        6.1    Timing of Royalty Payments.    All royalties due to Medarex shall be paid within thirty (30) days after the last day of the Calendar Quarter in which they accrue.

        6.2    Payment Method.    All cash amounts due Medarex hereunder shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated by Medarex.

        6.3    Currency; Foreign Payments.    If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by the Chase Manhattan Bank on the last business day of the Calendar Quarter to which such royalty payments relate. If at any time legal restrictions prevent the prompt remittance of any royalties owed on Net Sales in any jurisdiction, Celldex may notify Medarex and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Medarex, and Celldex shall have no further obligations under this Agreement with respect thereto.

        6.4    Taxes.    All royalty amounts required to be paid to Medarex pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes"). At Medarex's request, Celldex shall provide Medarex a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist Medarex to obtain the benefit of any applicable tax treaty.

7.    REPORTS AND RECORDS

        7.1    Royalty Reports.    Celldex shall deliver to Medarex within thirty (30) days after the last day of each Calendar Quarter in which Products are sold a report setting forth in reasonable detail the calculation of the royalties payable to Medarex for such Calendar Quarter identifying, by country and Product, the Products sold by Celldex and its Affiliates and Sublicensees, and the calculation of Net Sales and royalties due to Medarex.

        7.2    Inspection of Books and Records.    Celldex and its Affiliates and Sublicensees shall maintain accurate books and records, which enable the calculation of milestone payments and royalties payable hereunder to be verified. Celldex and its Affiliates and Sublicensees shall retain the books and records for each quarterly period for three (3) years after the submission of the corresponding report under Section 7.1 hereof. Upon thirty (30) days prior notice to Celldex, independent accountants selected by Medarex and reasonably acceptable to Celldex, may have access to the books and records of Celldex and its Affiliates and Sublicensees during normal business hours to conduct a review or audit, solely, however, to the extent necessary for the purpose of verifying the accuracy of Celldex's payments and compliance with this Agreement. Celldex shall promptly pay to Medarex any underpayment with interest from the date such amount(s) were due, at the prime rate reported by the Chase Manhattan Bank, New York, New York, plus two percent (2%). Any such inspection or audit shall be at Medarex's expense; provided, however, in the event an inspection reveals underpayment of five percent (5%) or more in any audit period, in addition to any underpayment Celldex also shall pay the costs of the inspection.

8.    DILIGENCE

        8.1    Reasonable Efforts.    Celldex shall use Commercially Reasonable Efforts to (i) achieve regulatory approvals for the sale of Products throughout the Territory by submitting registration packages requesting approval for commercial sale of the Product as soon as reasonably practicable and (ii) actively pursue commercial sales of each Product in each country in which all necessary regulatory approvals are obtained. Commencing as of the Effective Date, Celldex shall use Commercially Reasonable Efforts to develop, clinically test, manufacture and commercialize Products. All costs of development, clinical testing, manufacturing and commercialization shall be borne by Celldex, its Affiliates or Sublicensees.

        8.2    Lack of Diligence.    Medarex may terminate the Exclusive Commercial License granted herein to Celldex with respect to a particular Licensed Antibody, on a Product-by-Product [*****] basis, effective upon written notice to Celldex, if Celldex:

          8.2.1    abandons development and/or commercialization of the applicable Product [*****] and (i) decides not to engage in commercially reasonable efforts to sublicense such Product or (ii) discontinues reasonable sublicensing efforts for more than six (6) months, or

          8.2.2    suspends the development and/or commercialization of the applicable Product [*****] for more than nine (9) consecutive months, except for suspensions (i) that have been requested by official regulatory and safety bodies, or (ii) that Medarex agrees are necessary for investigating and clarifying untoward pharmacological, pharmacokinetic, toxicological, or human-clinical observations of the applicable Product.

        [*****]

        8.3    Diligence Obligations.    The parties agree that the following diligence obligations shall apply to Celldex's development and commercialization efforts with regard to a Product incorporating a Licensed Antibody for which it obtains an Exclusive Commercial License:

          8.3.1    If upon the [*****] anniversary of the date that Celldex obtains an Exclusive Commercial License with respect to a Product, Celldex has not filed an IND for such Product in any country, Celldex shall pay Medarex a nonrefundable, noncreditable fee of [*****] per year to maintain such Exclusive Commercial License with respect to such Product until the earlier of (i) the date that Celldex files an IND for such Product in any country, (ii) the date Celldex terminates the Exclusive Commercial License with respect to such Product pursuant to Section 4.3.3, or (iii) the [*****] anniversary of the date that Celldex obtains an Exclusive Commercial License with respect to such Product.

          8.3.2    If upon the [*****] anniversary of the date that Celldex obtains an Exclusive Commercial License with respect to a Product, Celldex has not filed an IND for such Product in any country, all rights granted to Celldex hereunder with respect to such Product (and corresponding Antibodies) shall revert to Medarex and the terms of Section 4.3.3 shall apply with respect to the applicable Exclusive Commercial License.

          8.3.3    If upon the [*****] anniversary of the date that Celldex files an IND, if any, for such Product in any country, Celldex has not initiated a Phase II Clinical Trial with regard to such Product, Celldex shall pay a nonrefundable, noncreditable fee equal to [*****] with regard to such Product each year until such time as Celldex initiates a Phase II Clinical Trial with regard to such Product, unless Celldex terminates the Exclusive Commercial License with respect to such Product pursuant to Section 4.3.3.

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          8.3.4    If upon the fifth anniversary of the date that Celldex initiates Phase II Clinical Trials for such Product, Celldex has not initiated a Phase III Clinical Trial with regard to such Product, Celldex shall pay a nonrefundable, noncreditable fee equal to fifty percent (50%) of the milestone payment relating to Phase III Clinical Trials set forth in Section 5.4.1 with regard to such Product each year until such time as Celldex initiates Phase III Clinical Trials with regard to such Product, unless Celldex terminates the Exclusive Commercial License with respect to such Product pursuant to Section 4.3.3.

        8.4    Reports to Medarex.    During the term of this Agreement, Celldex shall keep Medarex informed of its development and commercialization activities subject to this Agreement, and on January 31 of each year shall provide Medarex with a reasonably detailed written summary of such events and activities in the preceding year. When the registration package requesting Approval for commercial sale of any Product receives Approval [*****] Celldex will notify Medarex in writing within ten (10) business days thereof.

        8.5    Regulatory Filings.    Celldex (or its designee) shall file and hold title to all regulatory applications, Approvals and supplements thereto relating to Products; provided, in the event that the Exclusive Commercial License rights of Celldex terminate with regard to any Product and/or country due to Celldex's decision to terminate its license pursuant to Section 4.3.3(a) or pursuant to Sections 8.2, 8.3, 8.6 or 13.3, Medarex (or its designee) shall have access to and the right to use and reference, without charge, all such regulatory applications, Approvals and supplements with regard to the applicable Product and/or country, and Celldex shall cooperate with Medarex to enable Medarex (or its designee) to practice the foregoing rights. Medarex shall reimburse Celldex for any reasonable fees actually incurred by Celldex and that are charged by a governmental authority that are necessary to effect Medarex's right to use and reference all such regulatory applications, Approvals and supplements with regard to the applicable Product and/or country pursuant to this Section 8.5.

        8.6    Abandoned Products.    Celldex shall promptly notify Medarex should it elect to abandon its rights to pursue commercialization of any Product in any country. In such event, the terms of Section 4.3.3 shall apply with respect to such Product in such country and the Exclusive Commercial License therefor.

9.    CONFIDENTIALITY

        9.1    Confidential Information.    Except as expressly provided herein, the parties agree that for the term of the Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other party, except to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

          9.1.1    was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          9.1.2    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          9.1.3    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          9.1.4    was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          9.1.5    was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        9.2    Permitted Use and Disclosures.    Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it shall (i) give reasonable advance notice to the latter party of such disclosure, (ii) if such advance notice is not possible, provide notice of such disclosure immediately thereafter, (iii) to the extent possible, minimize the extend of such disclosure, and (iv) save to the extent inappropriate in the case of patent applications, use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise), it being understood that any information so disclosed shall otherwise remain subject to the limitations on use and disclosure hereunder.

        9.3    Public Disclosure.    Except as otherwise required by law, rule or regulation, neither Party shall issue a press release or make any other public disclosure of this Agreement or the terms hereof without the prior written approval of the other Party of such press release or public disclosure and the content thereof; provided, however, the Parties agree that disclosures of information for which consent has been previously obtained and of information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each shall not require advance approval; and provided, further, that, with prior notice to Celldex, Medarex may make a public disclosure with respect to the specific stage of development of each Licensed Product as stated in the contents of the report provided to Medarex by Celldex pursuant to Section 8.4. Each Party shall submit any press release or public disclosure requiring the other Party's approval to the other Party, and the receiving Party shall have three (3) business days to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. If the receiving Party does not respond in writing within such three (3) business day period, the press release or public disclosure shall be deemed approved. In addition, if a public disclosure is required by law, rule or regulation, including in a filing with the Securities and Exchange Commission, other than a filing on Form 10K or Form 10Q, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party's prior review and comment and the Parties shall thereafter mutually agree upon the extent and nature of any such disclosures, such agreement not to be unreasonably withheld.

        9.4    Confidential Terms.    Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; except that such consent shall not be required for disclosure to actual or prospective investors or to a party's accountants, attorneys and other professional advisors. In addition, the terms of this Agreement may be disclosed pursuant to confidentiality obligations at least as strict as is set forth herein, to sublicensees and actual or potential acquirors or acquirees.

10.    REPRESENTATIONS AND WARRANTIES

        10.1    Medarex.    Medarex represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Medarex; and (iii) it will not enter into an agreement that is inconsistent with the rights and licenses granted to Celldex in this Agreement.

        10.2    Celldex.    Celldex represents and warrants that: (i) it is a company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Celldex; and (iii) it will not enter into an agreement that is inconsistent with the performance of its obligations hereunder.

        10.3    Disclaimer of Warranties.    THE MEDAREX MICE ARE PROVIDED "AS IS", AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MEDAREX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MEDAREX MICE, MICE MATERIALS, ANTIBODIES, ANTIBODY MATERIALS, OR MEDAREX TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

        10.4    Disclaimer.    EXCEPT AS OTHERWISE EXPLICITLY PROVIDED HEREIN, NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS:

          10.4.1    A WARRANTY OR REPRESENTATION BY MEDAREX AS TO THE VALIDITY OR SCOPE OF ANY CLAIM OR PATENT WITHIN THE MEDAREX PATENT RIGHTS;

          10.4.2    A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY;

          10.4.3    AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OF ANY OF THE MEDAREX PATENT RIGHTS; OR

          10.4.4    GRANTING BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSES OR RIGHTS UNDER PATENTS OR OTHER RIGHTS OF MEDAREX OR THIRD PARTIES, REGARDLESS OF WHETHER SUCH PATENTS OR OTHER RIGHTS ARE DOMINANT OR SUBORDINATE TO ANY PATENT WITHIN THE MEDAREX PATENT RIGHTS.

        10.5    Limitation of Liability.    MEDAREX'S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE VALUE OF THE CONSIDERATION RECEIVED BY MEDAREX FROM CELLDEX UNDER THIS AGREEMENT.

11.    INTELLECTUAL PROPERTY; OWNERSHIP OF MATERIALS

        11.1    Inventorship.    Subject to the terms of this Article 11, inventorship of any inventions arising out of the Research Program shall be determined according to U.S. law.

        11.2    Ownership of Biological Materials.    All right, title and interest in and to the Medarex Mice, the Mice Materials and Antibody Materials shall at all times remain with and be vested in Medarex. Subject to Sections 3.5.1 and 13.4.4, all right, title and interest in and to the Antibodies shall at all times remain with and be vested in Celldex.

        11.3    Ownership of Inventions Related to Medarex Mice and Mice Materials.    All right, title and interest to any inventions and intellectual property relating to the Medarex Mice and the Mice Materials shall (subject to the Research License and any licenses explicitly granted hereunder) at all times remain with and be vested in Medarex. Any invention or other intellectual property made, and data derived, by Celldex or its respective employees, consultants or agents that relate to the Medarex Mice or Mice Materials shall be owned by Medarex. Celldex shall promptly notify Medarex of any such invention or other intellectual property, and cooperate with Medarex at Medarex's request and expense, in the preparation, filing, prosecution, and defense of patent applications and patents relating thereto. Subject to the terms of this Article 11, and except for inventions or other intellectual property that exclusively relate to Antibodies and/or Antibody Materials and Research Antigens as noted in Section 11.4 below, Celldex shall assign, and hereby assigns, to Medarex, all right, title and interest to any inventions or other intellectual property that relate to the Medarex Mice or the Mice Materials, and shall in a reasonably timely manner execute those documents, as requested by Medarex, necessary to document and/or perfect the assignment of such inventions and intellectual property.

        11.4    Ownership of Antibodies and Inventions Related Thereto.

          11.4.1    Subject to Section 11.3 and further subject to Sections 3.5 and 4.3.3, all right, title and interest to the Antibodies and to results, technical information, inventions and intellectual property and data resulting directly from the use of the Medarex Mice, Mice Materials, Antibodies and the Antibody Materials by Celldex and/or Medarex under the terms of this Agreement shall at all times remain with and be vested in Celldex. Medarex shall promptly notify Celldex of any such invention or other intellectual property, and cooperate with Celldex at Celldex's request and expense, in the preparation, filing, prosecution, and defense of patent applications and patents relating thereto. Further, inventions or other intellectual property made and data derived by Celldex or its employees, consultants or agents in connection with the Research Program that relate to the Research Antigens used to immunize Medarex Mice shall be owned by Celldex.

          11.4.2    Medarex agrees to assign and hereby assigns to Celldex all right, title and interest in and to any invention or other intellectual property made by Medarex or its respective employees, consultants or agents in the course of activities in connection with the Research Program that relates solely to the Research Antigens provided by Celldex. Notwithstanding the foregoing, in the event that Celldex terminates a Research License and all Exclusive Commercial Licenses with respect to a Research Antigen, Celldex hereby grants to Medarex a worldwide, perpetual, royalty-free nonexclusive license, with the right to sublicense, under Celldex's rights in the inventions described under this Section 11.4.2 to discover, develop and commercialize any and all antibodies against such Research Antigen(s); provided, however, Celldex shall not be obligated to grant to Medarex the license described in this Section 11.4.2 in the event that, at the time that Celldex terminates a Research License and all Exclusive Commercial Licenses with respect to a Research Antigen, Celldex has entered into an agreement with a third party with respect to such Research Antigen, which agreement provides for Celldex and/or the third party to pursue an antibody-development program with respect to such Research Antigen and such program is actually underway at the time of such license termination.

        11.5    Patent Filings.    Celldex hereby covenants that neither Celldex nor its Affiliates nor their respective employees, consultants or agents shall file any patent applications disclosing or claiming inventions comprising any Medarex Mice or Mice Materials, or the making or using thereof, without Medarex's prior written consent. In the event Celldex breaches this covenant, in addition to any other remedies Medarex may have, Celldex shall (i) assign to Medarex all right, title, and interest to all patent applications and patents issuing thereon, and (ii) execute those documents, as requested by Medarex, necessary to document and/or perfect the assignment of such patent applications and patents issuing thereon.

        11.6    Patent Prosecution.

          11.6.1    Celldex Patent Rights.    Celldex shall be solely responsible, at its expense and in its sole discretion, for the preparation, filing, prosecution and maintenance of the patent applications and patents owned by or on behalf of Celldex claiming Antibodies and Antibody Materials in countries selected by Celldex, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto.

          11.6.2    Medarex Patent Rights.    Medarex shall be responsible, at its expense and in its sole discretion, for the preparation, filing, prosecution and maintenance of the Medarex Patent Rights and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto. In addition, Medarex shall have the sole right, but not the obligation, at its expense, to prepare, file, prosecute and maintain the patent applications and patents assigned to Medarex by Celldex pursuant to Sections 3.5.2, 4.3.3(b) and 11.3, and to conduct any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto.

          11.6.3    Celldex's Failure to Prosecute.    In the event that Celldex declines to file or, having filed, declines to further prosecute and maintain any patent applications or patents subject to Section 11.6.1 above, Celldex shall provide Medarex notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) days prior notice, and Medarex shall have the right to file, prosecute and maintain such patent applications or patents in the name of Celldex, at Medarex's expense, using counsel of its choice, which patent applications and patents shall be owned by Celldex.

          11.6.4    Cooperation.    Celldex shall keep Medarex reasonably informed and shall respond to all reasonable requests for information made by Medarex, with regard to Celldex's activities pursuant to Section 11.6.1 above. Likewise, Medarex shall keep Celldex reasonably informed and shall respond to all reasonable requests for information made by Celldex with regard to Medarex's activities pursuant to Section 11.6.2 above as they relate to the Licensed Antibody(ies) and Product(s).

        11.7    Infringement Claims.    If the manufacture, importation, sale or use of a Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Medarex or Celldex, such party shall promptly notify the other party hereto. The defendant shall keep each other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

12.    INDEMNIFICATION

        12.1    Medarex.    Medarex shall indemnify, defend and hold harmless Celldex and its directors, officers and employees (each an "Celldex Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including attorneys' and professional fees and other expenses of litigation and/or arbitration) ("Liabilities") resulting from a claim, suit or proceeding made or brought by a third party against an Celldex Indemnitee arising from or occurring as a result of any breach of the representations and warranties set forth in Section 10.1, except to the extent caused by the negligence or willful misconduct of Celldex.

        12.2    Celldex.    Celldex shall indemnify, defend and hold harmless Medarex and its directors, officers and employees (each a "Medarex Indemnitee") from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a third party against a Medarex Indemnitee, arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 10.2, (ii) the use of the Medarex Mice, conduct of the Research Program, or the practice by Celldex of any right granted herein, except those that arise from infringement or appropriation of intellectual property rights with respect to Medarex Mice or Mice Materials, or (iii) any development, testing, manufacture, importation, use, offer for sale, sale or other distribution of any Research Antigen, Antibody or Product by Celldex or its Affiliates or Sublicensees (including, without limitation, product liability claims), except in each case, to the extent caused by the negligence or willful misconduct of Medarex.

        12.3    Procedure.    In the event that a party indemnified hereunder (an "Indemnitee") intends to claim indemnification under this Article 12, such Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitees shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 12. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor.

13.    TERM AND TERMINATION

        13.1    Term.    The term of this Agreement shall commence on the Effective Date. Unless earlier terminated as provided in Sections 2.7.1, 2.7.2 and this Article 13, this Agreement shall continue in full force and effect on a country-by-country and Product-by-Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country. Upon such expiration and following the completion of the payment of all royalties due with respect to a particular Product in such country, Celldex shall have a fully paid, royalty-free, perpetual license under the Medarex Know How to commercialize such Product in such country.

        13.2    Breach.    Any failure by a party to comply with any of its obligations contained herein shall entitle the party not in breach to give to the party in breach notice specifying the nature of the breach, requiring the breaching party to make good or otherwise cure such breach. If such breach is not cured within thirty (30) days after the receipt of such notice (or, if such breach cannot be cured within such thirty (30)-day period, if the party in breach does not commence actions to cure such breach within such period and thereafter diligently continue such actions or if such breach is not otherwise cured within ninety (90) days after the receipt of such notice), the party not in breach shall then be entitled to pursue the rights and remedies available to it by law or in equity.

        13.3    Termination for Insolvency.    If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

        13.4    Effect of Termination or Expiration.

          13.4.1    Accrued Rights and Obligations.    Termination or expiration of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other party or which is attributable to a period prior to such termination or expiration or preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a partial remedy for any such breach.

          13.4.2    Return of Confidential Information.    Upon any termination or expiration of this Agreement, Celldex and Medarex shall promptly return to the other party all Confidential Information of the other; provided, however, that counsel of each party may retain one (1) copy of such Confidential Information for archival purposes and for ensuring compliance with Article 9.

          13.4.3    Inventory on Hand.    In the event this Agreement is terminated for any reason, Celldex and its Sublicensees shall have the right to sell or otherwise dispose of the inventory of any Product subject to this Agreement then on hand until the first anniversary of the effective date of such termination, any such sale or distribution to be subject to the relevant terms of this Agreement, including without limitation Articles 5, 6 and 7.

          13.4.4    Destruction of Biological Materials.    Pursuant to Sections 3.5 and 4.3.3 or upon any termination of this Agreement, Celldex shall promptly destroy all Medarex Mice, and any Mice Materials, as well as all Antibodies and Antibody Materials derived from the Medarex Mice, and an officer of Celldex shall provide Medarex with written certification thereof. Upon any expiration of this Agreement, Celldex shall promptly destroy all Medarex Mice and any Mice Materials, and an officer of Celldex shall provide Medarex with written certification thereof.

          13.4.5    Licenses.    Except for expiration under Section 13.1, the license(s) granted Celldex in this Agreement shall terminate upon any termination of this Agreement and in such event Celldex shall cease, and cause its Affiliates and Sublicensees to cease, all development and commercialization of Products. Any assignment to Medarex pursuant to Sections 2.4, 3.5.2, 4.3.3(b) and 11.3 shall remain in effect following any termination of this Agreement.

          13.5    Survival.    Sections 2.4.2, 2.6, 3.5, 4.3.3, 7.2, 11.1, 11.2, 11.3, 11.4, 13.4, 13.5, 14.1, 14.5 and 14.7 and Articles 9, 10 and 12 of this Agreement shall survive expiration or termination of this Agreement for any reason, except that Article 12 shall survive only with respect to liabilities that arise from acts or circumstances that occurred prior to termination or expiration. Section 13.1 of this Agreement shall survive expiration of this Agreement.

14.    MISCELLANEOUS

        14.1    Governing Law.    This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New Jersey, without reference to conflicts of laws principles. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of New Jersey, and each party hereby consents to the jurisdiction and venue of such court.

        14.2    Independent Contractors.    The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

        14.3    Assignment.    Neither party may assign this Agreement to any third party without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement, without the other party's consent (a) to its Affiliates, and (b) to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise.

        14.4    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

        14.5    Notices.    All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto. Any such notice shall be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile transmission or five (5) days following the date deposited with the United States Postal Service as registered or certified mail, return receipt requested.

If to Medarex:	Medarex, Inc. 707 State Road, Suite 206 Princeton, NJ 08540 U.S.A. Attn: President Fax No.: (609) 430-2850

With a copy to:	Medarex, Inc. 707 State Road, Suite 206 Princeton, NJ 08540 U.S.A. Attn: General Counsel Fax No.: (609) 430-4215
If to Celldex:	Celldex Therapeutics, Inc. 519 Route 173W Bloomsbury, New Jersey 08804 Attn: Chief Executive Officer Fax No.: (908) 713-6002
With a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Attn: Randall B. Sunberg, Esq. Fax No.: (877) 432-9652

        14.6    Force Majeure.    Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure by the nonperforming party where the cause of such failure is (i) beyond the reasonable control of such nonperforming party, such causes including without limitation war, act of terrorism, strike, fire, act of god, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, or failure of suppliers, (ii) not caused by the negligence, intentional conduct or misconduct of such nonperforming party, and (ii) such nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        14.7    Injunctive Relief.    Celldex acknowledges that limitations and restrictions on its possession and use of Medarex Mice and Mice Materials hereunder are necessary and reasonable to protect Medarex, and expressly agrees that monetary damages would be inadequate to compensate Medarex for any violation by Celldex of any such limitations or restrictions. The parties agree that any such violation would cause irreparable injury to Medarex and agree that without resorting to prior mediation, and, in addition to any other remedies that may be available in law, in equity or otherwise, Medarex may be entitled to seek temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages.

        14.8    Compliance with Laws.    Subject to the provisions of Article 9, each party shall use reasonable efforts to furnish to the other party any information reasonably requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

        14.9    Further Assurances.    At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party hereto (i) subject to the provisions of Article 9, deliver to the requesting party any records, data or other documents consistent with the provisions of this Agreement, and (ii) execute, and deliver or cause to be delivered, any necessary consents, documents or further instruments of transfer or license.

        14.10    Retained Rights; No Further Rights.    Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. It is understood and agreed that Medarex shall retain rights to make, have made, import, use, offer for sale, sell and otherwise commercialize the Mice, itself or with third parties, for any uses, other than those for which Celldex has been granted licenses under this Agreement.

        14.11    Export Controls.    Celldex agrees that it shall take all actions necessary to insure compliance with all U.S. laws, regulations, orders or other restrictions on exports and further shall not sell, license or reexport, directly, or indirectly, the Product(s) to any person or entity for sale in any country or territory, if, to the knowledge of Celldex based upon reasonable inquiry, such sale, would cause the parties to be in violation of any such laws or regulations now or hereafter in effect. Celldex agrees to secure from any recipient of Product(s) adequate manually signed written assurances prior to shipment from the United States as are required by the U.S. Export Regulations.

        14.12    Severability.    In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event, the parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

        14.13    Waiver.    It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

        14.14    Complete Agreement.    This Agreement constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are superseded hereby. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

        14.15    Use of Name.    Except as required by law, neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

        14.16    Headings.    The captions to the several sections and articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

        14.17    Counterparts.    This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        IN WITNESS WHEREOF, Medarex and Celldex have executed this Agreement by their respective duly authorized representatives.

MEDAREX, INC.		CELLDEX THERAPEUTICS, INC.
By:	/s/ W. BRADFORD MIDDLEKAUFF	By:	/s/ ANTHONY S. MARUCCI
Print Name:	W. Bradford Middlekauff	Print Name:	Anthony S. Marucci
Title:	Senior Vice President and General Counsel	Title:	Vice President and Chief Financial Officer
GENPHARM INTERNATIONAL, INC.
By:	/s/ W. BRADFORD MIDDLEKAUFF
Print Name:	W. Bradford Middlekauff

Title:	Senior Vice President and General Councel

EXHIBIT A

RESEARCH ANTIGENS

        [*****]

*****REPRESENTS CONFIDENTIAL PORTION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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RESEARCH AND COMMERCIALIZATION AGREEMENT